Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (the “Agreement”), effective as of 21st day of March 2024 (“Effective Date”), by and between (a) Trustfeed Corp. (“Trustfeed” or the “Company”), a Nevada corporation having its principal business address at 10940 Wilshire Boulevard, Suite 705, Los Angeles, CA 90024, on the one hand, and Profesco, Inc., a New York corporation (“Profesco”) and Terrence M. Tierney (Tierney” and, sometimes individually or collectively with Profesco, “Executive”), each having its principle business address at 22 Greencroft Avenue, STE 1, Staten Island, NY 10308, on the other hand. It is agreed, acknowledged, and understood by and between Executive and Trustfeed that the scope of work will encompass business advice, as well as written work product, consistent with Tierney’s contemplated role as a senior executive officer of the Company (collectively referred to hereinafter as the “Services”) delivered under this Agreement, as more particularly defined herein (including but not limited to Section 1), and will be provided exclusively by Tierney or through his position and ownership of Profesco. Each of the signatories to this Agreement may individually be referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS Tierney, directly or through Profesco, possesses the education, management expertise and work experience necessary to provide needed value and Services to the Company as subsequently defined herein; and

WHEREAS the Executive is offering his skills, experience, talents, and services to the Company pursuant to the provisions set forth herein; and

WHEREAS Trustfeed desires to retain the Executive and the Executive agrees to be retained by the Company pursuant to the agreements, covenants, warranties and representations set forth herein; and

WHEREAS the Parties desire that their entire understandings and agreements for work be memorialized in writing.

NOW, THEREFORE, for the warranties, representations, promises, and mutual covenants and understandings made herein, the full and timely receipt of which is hereby acknowledged, the Parties, intending to be legally bound, state as follows:

1.	Engagement.

(a)	Trustfeed hereby retains and engages Tierney to fill the role of Interim President, Interim Chief Financial Officer, Secretary, Treasurer and Director of the Company (collectively, the “Sole Officer”) to render, provide, and timely deliver the following management and advisory services to the Company as the Sole Officer. The Services being rendered hereunder, include but are not limited to, (1) providing analysis and advice with respect to the Company’s proposed, current, and projected commercial transactions, proposed acquisitions, and financial matters, including comments regarding the Company’s chart of accounts (profit & loss statement, cash statement, depreciation schedules, balance sheet, accounting footnotes and disclosures, etc.), (2) draft, review and execute required SEC filings on behalf of the Company, (3) other matters with respect to which Executive has expertise and experience as may reasonably be requested by the Company’s Board of Directors (the “Board”) or principal stockholder and (4) otherwise act as the Company’s principal executive officer and principal financial officer under applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

(b)	Review and edit all financial and operational presentations to third parties, including but not limited to, potential accredited and institutional investors, trade groups, neighborhood associations, state and federal regulators, creditors, and lenders, and prepare, edit, and annotate such documents as business plans, amendments to existing business documents, power point presentations, correspondence to investors and state agencies, and others as deemed appropriate by the Board, and

(c)	Be available to assist the Board in making presentations of the Company’s financial reports, current operations, and plans and strategies for for acquisitions or expansion. Executive agrees to be available, upon due notice at a mutually convenient time, to travel, at the Company’s expense, to assist the Board with Company matters in which the Executive is qualified to render assistance on a reasonable basis consistent with the understandings and limitations of this Agreement.

2.	Compensation.

The compensation to be paid by Trustfeed to Executive shall commence on the Effective Date herein above. These services, as well as future endeavors provided by the Executive for the benefit of the Company shall be compensated as follows:

(a) The Executive will be paid at a flat rate of Five Thousand Dollars ($5,000.00) per month for up to of twenty-five (25) hours worked per month (the “Initial Work”) commencing on Effective Date herein above and running through the term of this Agreement, as more particularly described in Section 3(a)). During the term of this Agreement, compensation shall be payable on the 20th day of each month to Profesco, Inc., via ACH transfer per the instructions in Addendum 1 attached hereto.

3.	Term and Termination.

(a)	Term. This Agreement shall commence on the Effective Date and is for an initial term ending on the earlier of five (5) months or the filing of the Company’s Form 10-Q for the accounting period ending June 30, 2024 (the “Term”). The Term may be extended by mutual written agreement of the Parties.

2

(b)	Prior Notice. In the event that either party elects to terminate this agreement prior to the end of the Term, a thirty-day prior written notice is required, and the official termination date, defined as the last date of service, shall be considered to be thirty (30) days from the date on which written notice is delivered pursuant to Section 14 of this Agreement.

(c)	Confidential Information. Upon either the expiration or earlier termination of this Agreement by either Party, each Party shall return the other’s Confidential Information (as defined in Section 8(d) of this Agreement) in its possession or control and execute a writing stating under oath and penalty of perjury that all Confidential Information belonging to the other Party has been properly and timely returned or destroyed, as required by Section 8(g).

(d)	Mutual Settlement of Accounts. All amounts that are owed by the Company to Executive under this Agreement which have accrued or vested before such termination or expiration will be immediately due and payable.

(e)	Contractual Deliverables. Upon termination of this Agreement, Executive shall deliver to the Company all deliverables completed and accepted up to the Termination Date within five (5) business days subsequent to the terminating event or date and Company shall have and maintain all rights, title, and interest in the Executive’s written work products.

(f)	Termination for Cause. The Company may, at its option and upon a written resolution passed by a quorum of the Board, immediately terminate this Agreement for “cause”. For purposes of this Agreement, “Cause” shall mean: (i) one or more material breaches of this Agreement (which is continuing for 10 days after receipt of written notice stating the nature of the breach and demanding immediate cure of the breach(es)); (ii) gross negligence in the performance or intentional non-performance of the Services (continuing for 10 days after receipt of written notice stating the nature of the breach and demanding an immediate cure of the breach(es)); (iii) material dishonesty, fraud, or misconduct with respect to the business or affairs of the Company which materially affects the operations or reputation of the Company or the reputation of Executive; or (iv) the Executive’s conviction of a felony or other crime involving moral turpitude.

4.	Executive’s Business Activities.

(a) During the Term of this Agreement and for six months thereafter, Executive will engage in no business or other activities, which are directly competitive with the business of the Company without notifying and obtaining the express written consent of the Company in its sole discretion.

3

(b) Executive shall devote such time, attention, and energy to the business and affairs of Trustfeed as needed in good faith consultation with the Board at the times and places that Executive deems necessary. In any event, no less than the amount of time reasonably necessary to perform the Services stipulated herein and it is agreed and understood that the Executive’s engagement is not intended to be a full-time assignment and the Company acknowledges that Executive has prior and future contractual obligations, possible board of director memberships, and personal business interests that are entirely unrelated to the Company. The Parties agree and understand that these obligations and commitments will, from time to time, require the Executive’s undivided focus and attention. The Parties further agree and understand that the performance of the Services will, from time to time, require the Executives’ undivided focus and attention.

5.	Representations and Warranties,

(a) Executive represents and warrants that: (i) it has no obligations, legal or otherwise, which would conflict with the terms of this Agreement or with the Executives’ undertaking of this relationship with the Company; (ii) the performance of the Services called for by this Agreement do not and will not violate any applicable law, rule, or regulation or any proprietary, trade secret, or confidentiality agreement now existing or anticipated, and (iii) this Agreement violates no other material provisions or rights that could reasonably be asserted by any third party or entity, (iv) Executive has not entered into any prior agreement (whether oral or written) in conflict with this Agreement, and (v) the Executive’s execution, delivery, and performance of this Agreement will not violate or cause a breach of any existing employment, consultancy, or other agreement, contract, covenant, promise, or any other duties by which Executive is bound, including, but not limited to, confidentiality obligations or covenants not to compete with previous or present employers.

6.	Indemnification.

Executive hereby indemnifies and agrees to defend and hold harmless Trustfeed from and against any and all claims, demands, and actions, and any liabilities, damages or expenses including court costs and reasonable attorneys’ fees, arising out of any negligence or intentional misconduct on the part of Executive in performance of the Services to be provided under this Agreement. The Executive’s obligations under this Paragraph 6 shall survive the termination, for any reason, of this Agreement.

The Company likewise agrees to indemnify Executive for any causes of action, suits, or complaints filed against it as a result of actions taken by Company that preceded the Executive’s appointment by the Company.

7.	No Benefits.

The Parties agree that, by virtue of the provision of Services under this Agreement, Executive shall not be entitled to any corporate benefits pursuant to this Agreement, including but not limited to, life insurance, death benefits, accident and health insurance, qualified pension or retirement plans, or other standard benefits reserved for employees.

4

8.	Confidential Information and Duty of Confidentiality.

The Executive agrees at all times:

a.	Not to disclose to any third party any Confidential Information (as defined in Section 8(d)) developed by Executive pursuant to this Agreement. Notwithstanding the foregoing, if such information is public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement, then such information will not be considered Confidential Information;

b.	That Executive will only disclose Confidential Information to employees, agents or subcontractors, if any, of the Executive who have a need to know such information in order to carry out Executive’s responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and who have agreed to accept the same obligations with respect to Confidential Information as the Executive;

c.	Not to put Confidential Information disclosed to Executive by Trustfeed or developed by Executive pursuant to this Agreement to commercial use or apply said Confidential Information in any way except for the benefit of the Company;

d.	As used herein, “Confidential Information” includes any non-public information Executive receives directly or indirectly from Trustfeed or acquires or develops in the course of its consultancy and any non-public information received or developed by, or disclosed to, the Executive during the course of or arising out of its engagement by the Company, including by way of example only, trade secrets (including organizational charts, employee information, such as credentials, skill sets, and background information, etc.), ideas, innovations, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data, know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company.

e.	The Executive may disclose Confidential Information to the extent require by law or an order entered by a court or governmental agency. However, in such cases, Executive must give the Company prompt notice so that it may hire counsel to seek a protective order or otherwise protect, at the Company’s expense, the confidentiality of the Confidential Information.

f.	Great loss and immediate and irreparable injury and harm may be suffered by the Company should the Executive intentionally or negligently breach or violate any of the material covenants and agreement set forth in this provision. Accordingly, the Parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests and uphold its fiduciary duties to its shareholders.

g.	At the termination or end of this Agreement, Executive agrees to return to Company all Confidential Information then in its possession, or, in the alternative, execute a sworn affidavit signed by the manager of Executive declaring that the Executive has or will timely destroyed all Confidential Information still in its possession.

5

h.	Notwithstanding the other provisions set forth in this Paragraph 8, Confidential Information will not include information which: (a) at or prior to the time of disclosure by Trustfeed to the Executive was already known to Executive (as evidenced by written disclosure of such Confidential Information), except to the extent unlawfully appropriated; (b) at or after the time of disclosure by Trustfeed to Executive the Confidential Information becomes generally available to the public other than through any act or omission on the Executive’s part; or (c) Executive receives from a third party free to make such disclosure without breach of any legal obligation.

i.	The Executive agrees that it will take reasonable precautions not to disclose or disseminate Confidential Information during and after the term of this Agreement. Moreover, Executive agrees that it will maintain the Confidential Information in strict confidence and shall use the Confidential Information only for the purposes set forth in terms of this Agreement.

j.	During and after the term of this Agreement, the Executive covenants and agrees that it will not:

(i) use or disclose any Confidential Information in contravention of the Company’s policies or procedures made known to Executive by Trustfeed;

(ii) use or disclose any Confidential Information in contravention of any lawful instruction or directive, either written or oral, received from the Company’s management;

(iii) use or disclose any Confidential Information in contravention of any duty existing under law or contract;

(iv) use or disclose any Confidential Information knowingly to the detriment of Trustfeed;

(v) use or disclose any Confidential Information to any third party without the express written consent of a majority of the Shareholders;

(vi) use or disclose any Confidential Information for a purpose other than ones for which Executive is authorized under this Agreement.

k.	Promptly upon the termination of this Agreement, for any reason, or at any time a written request is made by Company, Executive will deliver to the Company all property or materials within the Executive’s possession, dominion, or control which belong to the Company or its affiliates or which contain or are based upon Confidential Information (including notes, memoranda, presentations, reports, charts, spreadsheets and other documents that contain or reflect Confidential Information).

6

9.	Covenant Not to Compete.

Executive covenants and agrees that it will neither directly or indirectly carry on, be engaged in, or assist or otherwise provide and perform for others any services of any nature to, for, or on behalf of any legal or natural person or any other entity engaged in the , distribution, sale or marketing of any products or services in competition with the Company’s current or future products or services, unless such competition or assistance to competitors of Trustfeed is specifically approved of in writing by a duly authorized representative or agent of the Company (other than Executive).

10.	Amendment.

This Agreement may be amended only by a writing signed by the Executive and by a duly authorized representative or agent of the Company (other than Executive).

11.	Severability.

If any provisions of this Agreement, as applied to either Party or to any circumstances, shall be adjudged by a court to be void or unenforceable, that provision shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, the Executive and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision, (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision, or (iii) have an arbitration as provided in Paragraph 16 hereof determine a lawful replacement provision for the Applicable Provision(s).

12.	Rights Cumulative.

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successors or assigns), whether pursuant to this Agreement, to any other agreement, law, rule, or regulation, shall not preclude or waive a Party’s right to exercise any or all other rights and remedies provide for in this Agreement or under applicable law.

13.	Limitation of Liability.

a. Neither Party is assuming any liability for the actions or omissions of the other Parties except as stated in this Agreement. Trustfeed shall indemnify Executive for all claims arising out of the Executive’s performance of its Services, unless such claims arise from Executive’ gross negligence or willful misconduct in connection with the performance of its work hereunder or if such indemnification is disallowed by applicable Securities and Exchange Commission rules and other applicable laws.

b. Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either Party’s liability to the extent it relates to the death or personal injury caused by its negligence, fraud, fraudulent misrepresentation, or any other liability which may not be limited by law.

7

c. Neither party shall be liable for consequential, special, incidental, or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill, (ii) loss of business, or (iii) loss of anticipated savings or profits.

14.	Notices.

Following all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic mail (with receipt thereof orally confirmed), or five (5) business days after having been mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service (such as FedEx or UPS), addressed in the case of the Company to the Company’s president or chief legal officer at its principal place of business, or to such other address as any party may have furnished in writing in accordance herewith. Notices of changes of address will be effective only upon receipt.

15.	Execution of the Agreement.

Trustfeed warrants and represents that the party or individual executing this Agreement on behalf of Trustfeed has the requisite corporate power and lawful authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated herein. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with the respective terms. Upon delivery of this Agreement to Executive, this Agreement, and all other agreements referred to herein, will constitute the valid and binding obligations of the Company, and will be enforceable in accordance with their respective terms.

Profesco warrants and represents that the party or individual executing this Agreement on behalf of Profesco has the requisite corporate power and lawful authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated herein. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Profesco of this Agreement. This Agreement has been duly and validly executed and delivered by Profesco and constitutes the valid and binding obligation of Profesco, enforceable in accordance with the respective terms. Upon delivery of this Agreement to the Company, this Agreement, and all other agreements referred to herein, will constitute the valid and binding obligations of Profesco and Tierney, and will be enforceable in accordance with their respective terms.

8

16.	Dispute Resolution.

In the event a material disagreement or conflict arises between the Parties with respect to an obligation, right, or matter referenced in the Agreement, the Parties shall use their best efforts to negotiate and bargain in good faith to resolve all points of contention amicably. If no written resolution of the disputed claim(s) or contention(s) shall occur within a period not to exceed thirty (30) calendar days from the date such claim(s) or contention(s) are brought to the attention of the Party not alleging a conflict or dispute, the differences and issues that are the subject of the dispute shall be adjudicated through binding arbitration. The arbitration proceeding shall be conducted in New York, NY pursuant to the rules governing commercial disputes promulgated by the American Arbitration Association. The final judgment or opinion of the arbitrators shall be in writing and not subject to appeal. The costs and expenses of the prevailing party, including reasonable attorney fees and costs, shall be paid by the losing side.

17.	[Intentionally Omitted].

18.	Successors and Assigns.

The rights and obligations of Trustfeed under this Agreement shall be binding on and inure to the benefit of and be binding upon the successors, transferees, and assigns of the Company. The rights and obligations of Executive under this Agreement are non-assignable and shall also be binding on and inure to the benefit of the successors, transferees, assigns, and legal representatives of Executive.

19.	Agreement to Perform Other Acts and Execute Additional Documents.

The Executive and the Company agree to perform any and all further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions and intentions of this Agreement.

20.	Assignment.

Executive may not assign this Agreement without the Company’s prior written consent. This Agreement may be assigned by Trustfeed in connection with a merger, a duly passed corporate reorganization, or the sale of all or substantially all of the Company’s material assets, and in other instances with the Executives’ consent, which consent shall not be unreasonably or untimely withheld or delayed.

21.	Work for Hire Retention Arrangement.

The relationship Executive maintains with Trustfeed is that of an independent contractor providing “work for hire” to the Company for an agreed upon rate of compensation. All work products developed by Executive shall be deemed to be owned and assigned to Trustfeed as such Services are completed or partially completed. Executive has a nondelegable fiduciary obligation act solely in the best interests of the Company and its shareholders and Executive, in his own best judgment, shall seek shareholder consent of any material acts by Executive on behalf of the Company. As an independent contractor, Executive retains the ultimate discretion and control in performing and carrying out the tasks assigned to it by the Company, all circumscribed by the scope of work specified herein.

9

22.	Governing Law.

The laws of the State of New York shall govern and control the validity and interpretation of this Agreement, including the construction of its terms and the interpretation of the rights and duties of the Parties.

23.	Counterparts.

This agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

WHEREFORE, the Parties hereto have executed this Agreement intending to be legally bound on the day and year first set forth above.

THE COMPANY:

TRUSTFEED CORP.

BY:	/s/ Brett Rosen
Name:	Brett Rosen
Its:	President
Dated:	March 21, 2024

THE EXECUTIVE:

PROFESCO, INC.

BY:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Its:	President
Dated:	March 21, 2024

/s/ Terrence M. Tierney
Terrence M. Tierney, Individually

10